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                        DNL PARTNERS LIMITED PARTNERSHIP
                     One Morningside Drive North, Suite 200
                               Westport, CT 06880

                                                               February 25, 2000

Cosmair, Inc.
575 Fifth Avenue
New York, NY 10017
Attn:   John D. Sullivan, Esq.
        General Counsel

Gentlemen:

         Reference is hereby made to that certain Agreement and Plan of Merger dated as of February 25, 2000 (the "Merger Agreement") by and among Cosmair, Inc. ("Parent"), Crayon Acquisition Corp. ("Sub") and Carson, Inc. (the "Company") Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

         In connection with the Settlement Agreement by and between the Company's wholly-owned subsidiary, Carson Products Company ("CPC"), and AM Cosmetics Corp. and AM Products Company (collectively, "AMC"), dated as of February 25, 2000 (the "Settlement Agreement"), the undersigned hereby authorizes Parent or Sub to withhold an amount in cash equal to $531,492 (the "Contribution Amount") from the first to be paid of the Per Share Amount or the Merger Price payable to the undersigned in respect of our shares of Company Common Stock pursuant to the Merger Agreement, which amount shall be paid in the following priority:

         first, to the individuals listed on Schedule I hereto, to reimburse such individuals on a pro rata basis to the extent, but only to the extent, of any draw down on the letter of credit issued by GrandBank on behalf of such individuals; and

         second, any portion of the Contribution Amount not so required to be delivered to the individuals on Schedule I shall be distributed to the Company.






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Any additional amounts payable to the undersigned in excess of the Contribution
Amount in respect of our shares of Company Common Stock shall be paid to the undersigned in accordance with the applicable provision of the Merger Agreement.

                                      Very truly yours,

                                      DNL PARTNERS LIMITED PARTNERSHIP
                                      By:      DNL Group, L.L.C.
                                               General Partner


                                      By:   /s/ Vincent A. Wasik
                                          _______________________________
                                          Name:  Vincent A. Wasik
                                          Title:  Manager


                                      By:   /s/ Lawrence E. Bathgate, II
                                          _______________________________
                                          Name:  Lawrence E. Bathgate, II
                                          Title:  Member

AGREED TO AND ACCEPTED:

COSMAIR, INC.

By:   /s/ Roger Dolden
    _______________________________
    Name:  Roger Dolden
    Title: Executive Vice President






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                                                                      SCHEDULE I

Lawrence E. Bathgate, II
c/o Bathgate, Wegener & Wolf
One Airport Road
Lakewood, NJ  08701

Abbey J. Butler
207 Dune Road
Box 137
Westhampton Beach, NY  11978

Melvyn J. Estrin
7200 Wisconsin Avenue
Suite 600
Bethesda, MD  20814

John L. Sabre
1060 Fifth Avenue
New York, NY  10128

Vincent A. Wasik
c/o MCG Global, LLC
One Morningside Drive North
Suite 200
Westport, CT  06880

Malcolm R. Yesner
64 Ross Road
Savannah, GA  31405